Exhibit 99.1

Ashland reports financial results1 for second quarter fiscal 2024; issues outlook for third quarter and full-year fiscal 2024

•
Sales of $575 million, down five percent from the prior-year quarter
•
Net income (including discontinued operations) of $120 million, or $2.39 per diluted share
•
Income from continuing operations of $121 million, or $2.40 per diluted share
•
Adjusted income from continuing operations excluding intangibles amortization expense of $64 million, or $1.27 per diluted share
•
Adjusted EBITDA of $126 million
•
Cash flows provided by operating activities of $54 million; ongoing free cash flow2 of $4 million

WILMINGTON, Del., April 30, 2024 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the second quarter of fiscal year 2024, which ended March 31, 2024, and issued its outlook for third quarter and full-year fiscal 2024. The global additives and specialty ingredients company holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

Sales in the second quarter were $575 million, down five percent versus the prior-year quarter. Results during the quarter reflect market-demand dynamics and underlying business performance that were generally consistent with previously communicated expectations. Consolidated year-over-year quarterly volumes modestly increased for the first time since June 2022 as demand continues to normalize within the Personal Care and Specialty Additives segments, partially offset by unfavorable Life Sciences volumes. Overall pricing was softer in a moderately deflationary raw material environment, mainly within the Intermediates and Specialty Additives segments. Foreign currency unfavorably impacted sales by $1 million.

Net income was $120 million, up from $91 million in the prior-year quarter. Income from continuing operations was $121 million, up from $92 million in the prior-year quarter, or income of $2.40 per diluted share, up from $1.68. Adjusted income from continuing operations excluding intangibles amortization expense was $64 million, down from $78 million in the prior-year quarter, or $1.27 per diluted share, down from $1.43. Adjusted EBITDA was $126 million, down 13 percent from $145 million in the prior-year quarter, driven by unfavorable Intermediates pricing and higher selling, administrative, research and development (SARD) expenses, primarily related to the reset of variable compensation, partially offset with favorable production costs and product mix. Favorable production costs were a result of generally lower spend, partially offset with lower absorption.

Average diluted shares outstanding totaled 51 million in the second quarter, down from 55 million in the prior-year quarter, following the company’s share repurchase activities over the past 12 months. Ashland has $900 million remaining under the existing evergreen share repurchase authorization.

Cash flows provided by operating activities totaled $54 million, down from $56 million in the prior-year quarter. The second quarter of fiscal year 2024 cash flows provided by operating activities includes the favorable impact of the Accounts Receivable Sales Programs. Ongoing free cash flow2, which is not impacted by the Accounts Receivable Sales Programs, totaled $4 million compared to $37 million in the prior-year quarter.

“Financial results in the March quarter yielded adjusted EBITDA which exceeds the outlook range we issued on January 30, 2024, with revenue at the mid-point,” said Guillermo Novo, chair and chief executive officer, Ashland. “The improving sales trends experienced in December and January sustained for the second quarter as our volumes continue to converge with customer end market demand. While still early from a trending perspective, the breadth of our ongoing recovery as well as constructive economic and industry data, reinforces our belief that a demand normalization is underway within the Personal Care and Specialty Additives segments.”

“Pricing was down as we compare against our inflation recovery actions last year while the Ashland team works to strike an appropriate balance of moderating costs and increased competitive activity,” continued Novo. “Ashland prudently managed production and inventory levels throughout the quarter as we monitored volume trends and seasonal demand pick-up, which ultimately came in as expected. Our portfolio optimization activities remain on track, which we anticipate will enable a stronger and more resilient foundation to efficiently support greater volumes going forward,” concluded Novo.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis. In addition, EBITDA and adjusted EBITDA are reconciled to operating income in Table 4. Free cash flow, ongoing free cash flow and adjusted operating income are reconciled in Table 6 and adjusted income from continuing operations, adjusted diluted earnings per share and adjusted diluted earnings per share excluding intangible amortization expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

Sales were $222 million, down eight percent from the prior-year quarter. Sustained cellulosics pharmaceutical demand was more than offset by the normalization of competitive dynamics in polyvinylpyrrolidone (PVP) when compared to a strong prior-year period. Volumes to the nutrition end market demonstrated moderate sequential improvement but was weaker than the prior-year. Sales of nutraceuticals products continue to demonstrate a strong recovery compared to the prior-year period. Foreign currency had a negligible impact on sales when compared to the prior-year quarter.

Adjusted operating income was $50 million compared to $58 million in the prior-year quarter. Adjusted EBITDA was $66 million compared to $75 million in the prior-year quarter, primarily reflecting lower PVP sales volume, unfavorable product mix and higher SARD expenses. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Personal Care

Sales were $169 million, up one percent from the prior-year quarter. Higher volume in skin care, oral care and hair care was partially offset by lower volume in Avoca and lower pricing. Foreign currency unfavorably impacted sales by $1 million or one percent.

Adjusted operating income was $25 million compared to $14 million in the prior-year quarter. Adjusted EBITDA was $45 million compared to $35 million in the prior-year quarter, primarily reflecting the impact of higher sales volumes, favorable product mix and production costs, partially offset with variable compensation reset. Favorable production costs were a result of lower spend and higher absorption. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Specialty Additives

Sales were $157 million, down two percent from the prior-year quarter, primarily reflecting higher volumes in coatings and performance specialties, more than offset by lower pricing, primarily in Asia Pacific, and lower energy end market volumes. Foreign currency had a negligible impact on sales when compared to the prior-year quarter.

Adjusted operating income was $10 million compared to $15 million in the prior-year quarter. Adjusted EBITDA was $27 million compared to $34 million in the prior-year quarter, primarily reflecting the impact of unfavorable production costs, variable compensation reset and lower pricing in Asia Pacific partially offset by deflationary raw materials. Unfavorable production costs were a result of lower absorption only partially offset by lower spend. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Intermediates

Sales were $40 million, down 22 percent from the prior-year quarter, driven primarily by lower pricing partially offset with higher merchant volumes. Captive internal butanediol (BDO) sales are recognized at market-based pricing which was down compared to the prior-year quarter. Foreign currency had a negligible impact on sales when compared to the prior-year quarter.

Adjusted operating income was $9 million compared to $17 million in the prior-year quarter. Adjusted EBITDA was $12 million compared to $20 million in the prior-year quarter, primarily reflecting the impact of lower pricing, partially offset with favorable product mix and production costs as well as lower raw material costs. Favorable production costs were a result of lower spend, partially offset with lower absorption. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Unallocated & Other

Unallocated and other expense was $45 million compared to $21 million in the prior-year quarter, primarily reflecting restructuring and separation costs associated with Ashland’s portfolio optimization strategy. Adjusted unallocated and other expense EBITDA was $24 million compared to $19 million in the prior-year quarter, primarily reflecting variable compensation reset.

Financial Outlook

Overall end market demand growth is expected to be flat-to-low single digits this year with Ashland’s full-year results driven primarily through a convergence of our sales volume and customer end market demand with a commensurate increase in production at our manufacturing plants. Versus the prior year, Ashland expects higher full-year volume and mix to approximately offset the revenue impact of portfolio optimization actions and softer pricing.

As part of its portfolio optimization initiative, Ashland recently announced the closure of one of its production units at its plant in Doel, Belgium. As a result, Ashland will be reducing its volume exposure to several lower value, more cyclical industrial segments, including the construction end market. Ashland will continue to operate its remaining methylcellulose (MC) production unit to grow in higher value segments. Ashland continues to advance its work to improve the productivity of its hydroxyethylcellulose (HEC) business.

Ashland expects a sequential improvement in margins during the second half of the fiscal year, primarily reflecting a forecasted increase in sales and production volumes as well as portfolio optimization mix benefits. Year-over-year second-half margin improvement is expected to be significant when compared against inventory corrective actions taken in fiscal year 2023.

Overall, for the fiscal-third quarter the company expects sales in the range of $560 million to $580 million and adjusted EBITDA in the range of $138 million to $148 million. For the full fiscal year, Ashland now expects sales in the range of $2.150 billion to $2.225 billion and adjusted EBITDA in the range of $470 million to $500 million.

“We are encouraged by our second quarter results which increases our confidence in achieving the full-year outlook,” said Novo. “Buoyed by stable consumer demand, lower inventories in the value chain and our own order patterns, we believe that we are continuing the early stages of demand normalization. End market growth is generally forecasted to be resilient but modest. However, we recognize there is still uncertainty regarding the pace of a complete normalization. We are positioned to increase production following disciplined inventory management in our first and second quarter and expect to deliver profit momentum in our second half. I look forward to discussing our fiscal second quarter financial results and outlook as well as an update on our strategic priorities during our earnings call and webcast tomorrow morning,” finished Novo.

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 9 a.m. ET on Wednesday, May 1, 2024. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months on http://investor.ashland.com.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA margin and adjusted EBITDA margin are defined as EBITDA and adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The free cash flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow and ongoing free cash flow include the impact of capital expenditures from continuing operations and other significant items impacting free cash flow, providing a more complete picture of current and future cash generation. Free cash flow, ongoing free cash flow, and free cash flow conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing free cash flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free cash flow, ongoing free cash flow, and free cash flow conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted diluted earnings per share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The adjusted diluted earnings per share, excluding intangibles amortization expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. Approximately 3,800 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include but may not be limited to Ashland’s expectations with respect to its ability to drive sales and earnings growth and manage costs.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); severe weather, natural disasters, public health crises, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); the effects of the ongoing Ukraine/Russia and Israel/Hamas conflicts on the geographies in which we operate, the end markets we serve and on our supply chain and customers, and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-Q is filed with the U.S. Securities and Exchange Commission.

2The ongoing free cash flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
William C. Whitaker	Carolmarie C. Brown
+1 (614) 790-2095	+1 (302) 995-3158
wcwhitaker@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended		Six months ended
	March 31		March 31
	2024	2023	2024	2023

Sales	$575	$603	$1,048	$1,128
Cost of sales	414	406	789	766
GROSS PROFIT	161	197	259	362
Selling, general and administrative expense	106	79	189	172
Research and development expense	14	12	26	25
Intangibles amortization expense	20	23	40	46
Equity and other income	-	-	2	1
Loss on acquisitions and divestitures, net	-	-	(2)	-
OPERATING INCOME	21	83	4	120
Net interest and other expense (income)	2	(10)	(21)	(24)
Other net periodic benefit loss	2	2	4	3
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	17	91	21	141
Income tax expense (benefit)	(104)	(1)	(128)	7
INCOME FROM CONTINUING OPERATIONS	121	92	149	134
Loss from discontinued operations, net of income taxes	(1)	(1)	(2)	(2)
NET INCOME	$120	$91	$147	$132

DILUTED EARNINGS PER SHARE
Income from continuing operations	$2.40	$1.68	$2.92	$2.43
Loss from discontinued operations	(0.01)	(0.01)	(0.04)	(0.04)
Net income	$2.39	$1.67	$2.88	$2.39

AVERAGE DILUTED COMMON SHARES OUTSTANDING	51	55	51	55

SALES
Life Sciences	222	240	422	447
Personal Care	169	167	298	305
Specialty Additives	157	161	279	304
Intermediates	40	51	73	105
Intersegment Sales	(13)	(16)	(24)	(33)
	$575	$603	$1,048	$1,128

OPERATING INCOME (LOSS)
Life Sciences	50	58	82	92
Personal Care	25	14	28	25
Specialty Additives	(18)	15	(50)	16
Intermediates	9	17	16	37
Unallocated and other	(45)	(21)	(72)	(50)
	$21	$83	$4	$120

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	March 31	September 30
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$439	$417
Accounts receivable	260	338
Inventories	550	626
Other assets	178	125
Total current assets	1,427	1,506

Noncurrent assets
Property, plant and equipment
Cost	3,299	3,211
Accumulated depreciation	1,959	1,838
Net property, plant and equipment	1,340	1,373

Goodwill	1,379	1,362
Intangibles	851	886
Operating lease assets, net	117	122
Restricted investments	306	290
Asbestos insurance receivable	121	127
Deferred income taxes	150	22
Other assets	257	251
Total noncurrent assets	4,521	4,433

Total assets	$5,948	$5,939

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$-	$16
Trade and other payables	207	210
Accrued expenses and other liabilities	225	208
Current operating lease obligations	21	22
Total current liabilities	453	456

Noncurrent liabilities
Long-term debt	1,328	1,314
Asbestos litigation reserve	399	427
Deferred income taxes	148	148
Employee benefit obligations	97	100
Operating lease obligations	101	106
Other liabilities	288	291
Total noncurrent liabilities	2,361	2,386

Stockholders' equity	3,134	3,097

Total liabilities and stockholders' equity	$5,948	$5,939

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended		Six months ended
	March 31		March 31
	2024	2023	2024	2023
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income	$120	$91	$147	$132
Loss from discontinued operations, net of income taxes	1	1	2	2
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	83	60	160	120
Original issue discount and debt issuance cost amortization	2	2	3	3
Deferred income taxes	(106)	8	(136)	15
Stock based compensation expense	6	5	7	12
Excess tax benefit on stock based compensation	-	1	-	2
Income from restricted investments	(12)	(22)	(47)	(48)
Asset impairments	-	-	-	4
Pension contributions	(3)	(2)	(11)	(3)
Change in operating assets and liabilities	(37)	(88)	130	(212)
Total cash flows provided by operating activities from continuing operations	54	56	255	27
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(34)	(35)	(70)	(58)
Proceeds from settlement of Company-owned life insurance contracts	-	1	-	3
Company-owned life insurance payments	-	-	(1)	(1)
Other investing cash flows	(10)	-	(10)	-
Funds restricted for specific transactions	-	-	(5)	(5)
Reimbursements from restricted investments	21	16	37	16
Proceeds from sale of securities	11	15	20	15
Purchases of securities	(11)	(15)	(20)	(15)
Total cash flows used by investing activities from continuing operations	(23)	(18)	(49)	(45)
CASH FLOWS USED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Repurchase of common stock	-	(142)	(100)	(142)
Repayment of short-term debt	-	-	(16)	-
Cash dividends paid	(19)	(18)	(39)	(36)
Stock based compensation employee withholding taxes paid in cash	(1)	(1)	(4)	(10)
Total cash flows used by financing activities from continuing operations	(20)	(161)	(159)	(188)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	11	(123)	47	(206)
Cash used by discontinued operations
Operating cash flows	(13)	(13)	(27)	(47)
Effect of currency exchange rate changes on cash and cash equivalents	1	3	2	6
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1)	(133)	22	(247)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	440	532	417	646
CASH AND CASH EQUIVALENTS - END OF PERIOD	$439	$399	$439	$399

DEPRECIATION AND AMORTIZATION
Life Sciences	16	17	32	34
Personal Care	20	21	39	42
Specialty Additives	44	19	83	37
Intermediates	3	3	6	7
Unallocated and other	-	-	-	-
	$83	$60	$160	$120

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	March 31
Adjusted EBITDA - Ashland Inc.	2024	2023
Net income	$120	$91
Income tax benefit	(104)	(1)
Net interest and other expense (income)	2	(10)
Depreciation and amortization(a)	56	60
EBITDA	74	140
Loss from discontinued operations, net of income taxes	1	1
Operating key items (see Table 5)	51	4
Adjusted EBITDA	$126	$145

Adjusted EBITDA - Life Sciences
Operating income	$50	$58
Add:
Depreciation and amortization	16	17
Adjusted EBITDA	$66	$75

Adjusted EBITDA - Personal Care
Operating income	$25	$14
Add:
Depreciation and amortization	20	21
Adjusted EBITDA	$45	$35

Adjusted EBITDA - Specialty Additives
Operating income (loss)	$(18)	$15
Add:
Depreciation and amortization(a)	17	19
Operating key items (see Table 5)	28	-
Adjusted EBITDA	$27	$34

Adjusted EBITDA - Intermediates
Operating income	$9	$17
Add:
Depreciation and amortization	3	3
Adjusted EBITDA	$12	$20

(a)
Depreciation and amortization excludes accelerated depreciation of $27 million for Speciality Additives for the three months ended March 31, 2024, which is included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE INCOME STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended March 31, 2024
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Environmental reserve adjustments	$-	$-	$-	$-	$(3)	$(3)
Restructuring, separation and other costs	-	-	-	-	(20)	(20)
Accelerated depreciation	-	-	(27)	-	-	(27)
Other plant optimization costs	-	-	(1)	-	-	(1)
All other operating income (loss)	50	25	10	9	(22)	72
Operating income (loss)	50	25	(18)	9	(45)	21

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(9)	(9)
All other net interest and other expense					11	11
					2	2

OTHER NET PERIODIC BENEFIT LOSS					2	2

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(10)	(10)
Tax specific key items(b)					(105)	(105)
All other income tax expense					11	11
					(104)	(104)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$50	$25	$(18)	$9	$55	$121

	Three Months Ended March 31, 2023
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Environmental reserve adjustments	$-	$-	$-	$-	$(4)	$(4)
All other operating income (loss)	58	14	15	17	(17)	87
Operating income (loss)	58	14	15	17	(21)	83

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(20)	(20)
All other net interest and other expense					10	10
					(10)	(10)

OTHER NET PERIODIC BENEFIT LOSS					2	2

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					3	3
Tax specific key items(b)					(20)	(20)
All other income tax expense					16	16
					(1)	(1)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$58	$14	$15	$17	$(12)	$92

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended		Six months ended
	March 31		March 31
Free cash flows	2024	2023	2024	2023
Total cash flows provided by operating activities from continuing operations	$54	$56	$255	$27
Adjustments:
Additions to property, plant and equipment	(34)	(35)	(70)	(58)
Free cash flows	$20	$21	$185	$(31)
Cash (inflows) outflows from U.S. Accounts Receivable Sales Program(a)	(7)	3	(15)	22
Cash inflows from Foreign Accounts Receivable Sales Program(b)	(20)	-	(122)	-
Restructuring-related payments(c)	4	-	7	1
Environmental and related litigation payments(d)	7	13	15	24
Ongoing free cash flow	$4	$37	$70	$16

Net income	$120	$91	$147	$132
Adjusted EBITDA(e)	$126	$145	$197	$254

Operating cash flow conversion(f)	45%	62%	173%	20%
Ongoing free cash flow conversion(g)	3%	26%	36%	6%

(a)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(b)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(c)
Restructuring payments incurred during each period presented.
(d)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(e)
See Adjusted EBITDA reconciliation.
(f)
Operating cash flow conversion is defined as Cash flows provided by operating activities from continuing operations divided by Net Income.
(g)
Ongoing free cash flow conversion is defined as Ongoing free cash flow divided by Adjusted EBITDA.

	Three months ended		Six months ended
	March 31		March 31
Adjusted operating income	2024	2023	2024	2023
Operating income (loss) (as reported)	$21	$83	$4	$120
Key items, before tax:
Restructuring, separation and other costs	20	-	24	1
Environmental reserve adjustments	3	4	7	12
Accelerated depreciation	27	-	49	-
Other plant optimization costs	1	-	1	-
Argentina currency devaluation impact	-	-	5	-
Asset impairments	-	-	-	4
Adjusted operating income (non-GAAP)	$72	$87	$90	$137

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended		Six months ended
	March 31		March 31
	2024	2023	2024	2023
Income from continuing operations (as reported)	$121	$92	$149	$134
Key items, before tax:
Restructuring, separation and other costs	20	-	24	1
Unrealized gains on securities	(9)	(20)	(39)	(41)
Environmental reserve adjustments	3	4	7	12
Accelerated depreciation	27	-	49	-
Other plant optimization costs	1	-	1	-
Argentina currency devaluation impact	-	-	5	-
Asset impairments	-	-	-	4
Key items, before tax	42	(16)	47	(24)
Tax effect of key items(a)	(10)	3	(12)	5
Key items, after tax	32	(13)	35	(19)
Tax specific key items:
Other and tax reform related activity	(105)	-	(129)	-
Uncertain tax positions	-	(20)	-	(20)
Tax specific key items(b)	(105)	(20)	(129)	(20)
Total key items	(73)	(33)	(94)	(39)
Adjusted income (loss) from continuing operations (non-GAAP)	$48	$59	$55	$95
Amortization expense adjustment (net of tax)(c)	16	19	33	37
Adjusted income (loss) from continuing operations (non-GAAP) excluding intangibles amortization expense	$64	$78	$88	$132

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Other and tax reform: Includes the impact from the remeasurement of Ashland’s foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during 2024.

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for the three and six months ended March 31, 2024 and 2023.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended		Six months ended
	March 31		March 31
	2024	2023	2024	2023
Diluted EPS from continuing operations (as reported)	$2.40	$1.68	$2.92	$2.43
Key items, before tax:
Restructuring, separation and other costs	0.39	-	0.47	0.02
Unrealized gains on securities	(0.18)	(0.35)	(0.76)	(0.74)
Environmental reserve adjustments	0.06	0.07	0.14	0.22
Accelerated depreciation	0.55	-	0.96	-
Other plant optimization costs	0.02	-	0.02	-
Argentina currency devaluation impact	-	-	0.10	-
Asset impairments	-	-	-	0.07
Key items, before tax	0.84	(0.28)	0.93	(0.43)
Tax effect of key items(a)	(0.20)	0.05	(0.23)	0.09
Key items, after tax	0.64	(0.23)	0.70	(0.34)
Tax specific key items:
Other and tax reform related activity	(2.07)	-	(2.54)	-
Uncertain tax positions	-	(0.36)	-	(0.36)
Tax specific key items(b)	(2.07)	(0.36)	(2.54)	(0.36)
Total key items	(1.43)	(0.59)	(1.84)	(0.70)
Adjusted diluted EPS from continuing operations (non-GAAP)	$0.97	$1.09	$1.08	$1.73
Amortization expense adjustment (net of tax)(c)	0.30	0.34	0.63	0.67
Adjusted diluted EPS from continuing operations (non-GAAP) excluding intangibles amortization expense	$1.27	$1.43	$1.71	$2.40

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Other and tax reform: Includes the impact from the remeasurement of Ashland’s foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during 2024.

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for the three and six months ended March 31, 2024 and 2023.